Exhibit 99.1

COMMITMENT TO PROVIDE FUNDS FOR OPERATIONS FOR THE ROYAL
COUNTRY CLUB AND RECREATION HOLDINGS, INC, A NEVADA CORPORATION

FOR VALUABLE CONSIDERATION, the receipt and sufficiency of which are acknowledged, the undersigned, Fun-Ming Lo, as the President of The Royal Country Club and Recreation Holdings, Inc., a Nevada corporation (the “Company”), hereby undertakes for a period of one year from the date specified below to provide and advance to the Company the principal amount of Four Hundred Thousand United States Dollars ($400,000.00), in such amounts and on such dates as the undersigned, as that President and director, shall determine to be in the best interest of the Company.

Any amounts so provided and advanced by the undersigned shall not accrue interest and shall be payable on demand; provided, however, such demand will not be made prior to the expiration of that one year period after the date specified below.

Dated:  October 1, 2015                                         /s/ Fun-Ming Lo
                                                                                 Fun-Ming Lo